                                                                     EXHIBIT 2.2

================================================================================

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among

                               CACHEFLOW, INC.,

                             DIAMOND MERGER CORP.,

                                 ENTERA, INC.

                                      and

                               JOHN SCHARBER, as

                         STOCKHOLDERS' REPRESENTATIVE
            (solely for purposes of Section 9.04 of this Agreement)


                         Dated as of October 10, 2000

================================================================================

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
                                                                            ----
ARTICLE I  THE MERGER......................................................   2
     SECTION 1.01  The Merger..............................................   2
     SECTION 1.02  Effective Time; Closing.................................   2
     SECTION 1.03  Effect of the Merger....................................   3
     SECTION 1.04  Certificate of Incorporation; Bylaws....................   3
     SECTION 1.05  Directors and Officers..................................   3

ARTICLE II  MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES.................   3
     SECTION 2.01  Merger Consideration....................................   3
     SECTION 2.02  Exchange of Certificates................................   4
     SECTION 2.03  Stock Transfer Books....................................   7
     SECTION 2.04  Company Stock Options...................................   7
     SECTION 2.05  Dissenting Shares.......................................   8

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................   9
     SECTION 3.01  Organization and Qualification..........................   9
     SECTION 3.02  Certificate of Incorporation and Bylaws.................   9
     SECTION 3.03  Subsidiaries............................................  10
     SECTION 3.04  Capitalization..........................................  10
     SECTION 3.05  Authority Relative to This Agreement....................  12
     SECTION 3.06  No Conflict; Required Filings and Consents..............  12
     SECTION 3.07  Permits; Compliance.....................................  13
     SECTION 3.08  Financial Statements....................................  13
     SECTION 3.09  Absence of Certain Changes or Events....................  14
     SECTION 3.10  Absence of Litigation...................................  14
     SECTION 3.11  Employee Benefit Plans; Labor Matters...................  15
     SECTION 3.12  Contracts...............................................  18
     SECTION 3.13  Environmental Matters...................................  20
     SECTION 3.14.  Intellectual Property..................................  20
     SECTION 3.15  Taxes...................................................  22
     SECTION 3.16  Vote Required...........................................  24
     SECTION 3.17  Assets..................................................  25
     SECTION 3.18  Owned Real Property.....................................  25
     SECTION 3.19  Certain Interests.......................................  25
     SECTION 3.20  Insurance Policies......................................  26
     SECTION 3.21  Brokers.................................................  26
     SECTION 3.22  State Takeover Statutes.................................  26
     SECTION 3.23  Customers and Suppliers.................................  26
     SECTION 3.24  Inventory...............................................  27
     SECTION 3.25  Accounts Receivable; Bank Accounts......................  27
     SECTION 3.26  Powers of Attorney......................................  27
     SECTION 3.27  Offers..................................................  27

     SECTION 3.28  Warranties..............................................  27
     SECTION 3.29  Books and Records.......................................  27
     SECTION 3.30 Tax Matters..............................................  28
     SECTION 3.31  No Misstatements........................................  28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB........  28
     SECTION 4.01  Organization and Qualification..........................  28
     SECTION 4.02  Authority Relative to This Agreement....................  29
     SECTION 4.03  Capital Structure.......................................  29
     SECTION 4.04  No Conflict; Required Filings and Consents..............  29
     SECTION 4.05  SEC Filings; Financial Statements.......................  30
     SECTION 4.06  Absence of Litigation...................................  31
     SECTION 4.07  Interim Operations of Merger Sub........................  31
     SECTION 4.08  Valid Issuance of Parent Shares.........................  31
     SECTION 4.09  Brokers.................................................  31
     SECTION 4.10 Tax Matters..............................................  31
     SECTION 4.11  No Misstatements........................................  32

ARTICLE V  CONDUCT OF BUSINESSES PENDING THE MERGER........................  32
     SECTION 5.01  Conduct of Business by the Company Pending the Merger...  32
     SECTION 5.02  Notification of Certain Matters.........................  35

ARTICLE VI  ADDITIONAL AGREEMENTS..........................................  35
     SECTION 6.01  California Permit; Company Stockholder Approval.........  35
     SECTION 6.02  Access to Information; Confidentiality..................  37
     SECTION 6.03  No Solicitation of Transactions.........................  37
     SECTION 6.04  Employee Benefits Matters...............................  38
     SECTION 6.05  Further Action; Consents; Filings.......................  39
     SECTION 6.06  Plan of Reorganization..................................  40
     SECTION 6.07  No Public Announcement..................................  40
     SECTION 6.08  Expenses................................................  40
     SECTION 6.09  Affiliate Agreements....................................  41
     SECTION 6.10  Indemnification of Officers and Directors...............  41
     SECTION 6.11  Nasdaq National Market Listing..........................  41
     SECTION 6.12  Conversion Schedule.....................................  41

ARTICLE VII  CONDITIONS TO THE MERGER......................................  42
     SECTION 7.01  Conditions to the Obligations of Each Party.............  42
     SECTION 7.02  Conditions to the Obligations of Parent and Merger Sub..  42
     SECTION 7.03  Conditions to the Obligations of the Company............  45

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER............................  46
     SECTION 8.01  Termination.............................................  46
     SECTION 8.02  Effect of Termination...................................  46
     SECTION 8.03  Amendment...............................................  47
     SECTION 8.04  Waiver..................................................  47

ARTICLE IX  INDEMNIFICATION................................................  47
     SECTION 9.01  Survival of Representations and Warranties..............  47
     SECTION 9.02  Indemnification by the Company Stockholders.............  47
     SECTION 9.03  Indemnification Procedures..............................  49
     SECTION 9.04  Stockholders' Representative............................  50

ARTICLE X  GENERAL PROVISIONS..............................................  51
     SECTION 10.01  Notices................................................  51
     SECTION 10.02  Certain Definitions....................................  52
     SECTION 10.03  Severability...........................................  53
     SECTION 10.04  Assignment; Binding Effect; Benefit....................  53
     SECTION 10.05  Incorporation of Exhibits..............................  53
     SECTION 10.06  Specific Performance...................................  53
     SECTION 10.07  Governing Law; Forum...................................  54
     SECTION 10.08  Time of the Essence....................................  54
     SECTION 10.09  Waiver of Jury Trial...................................  54
     SECTION 10.10  Construction...........................................  54
     SECTION 10.11  Further Assurances.....................................  54
     SECTION 10.12  Headings...............................................  54
     SECTION 10.13  Counterparts...........................................  54
     SECTION 10.14  Entire Agreement.......................................  55

Exhibit A  Form of Voting Agreement
Exhibit B  Certificate of Incorporation of Surviving Corporation
Exhibit C  Form of Escrow Agreement
Exhibit D  Form of Company Affiliate Agreement
Exhibit E  Form of Company Counsel Legal Opinion
Exhibit F  Form of Parent Counsel Legal Opinion

Schedule 1.01    Schedule of Principal Stockholders
Schedule 6.12    Preliminary Conversion Schedule
Schedule 7.02(m) Schedule of Company Employees to be Employed at Closing
Schedule 7.02(p) Schedule of Company Agreements to be Terminated Prior to
                 Closing

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

          AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of October 10, 2000 (this "Agreement"), among CACHEFLOW, INC., a Delaware corporation
                ---------
("Parent"), DIAMOND MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), ENTERA, INC., a Delaware corporation (the
                       ----------
"Company"), and JOHN SCHARBER, as Stockholders' Representative (as defined in
 -------
Section 9.04 and solely for the purposes of such Section 9.04).

                             W I T N E S S E T H:

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the "Merger");
      ------

          WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of the Company adopt and approve the principal terms of this Agreement and approve the Merger;

          WHEREAS, the Boards of Directors of each of Parent and Merger Sub have
(i) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement, the Merger, and the other transactions contemplated by this Agreement;

          WHEREAS, for federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");
                                                       ----

          WHEREAS, certain stockholders of the Company own such number of shares of Common Stock, $.001 par value per share, of the Company (the "Company Common
                                                                 --------------
Stock"), such number of shares of Series A Preferred Stock, $.001 par value per
-----
share, of the Company (the "Company Series A Preferred Stock"), such number of
                            --------------------------------
shares of Series B Preferred Stock, $.001 par value per share, of the Company (the "Company Series B Preferred Stock"), and such number of shares of Series C
      --------------------------------
Preferred Stock, $.001 par value per share, of the Company (the "Company Series
                                                                 --------------
C Preferred Stock") (the Company Series A Preferred Stock, the Company Series B
-----------------
Preferred Stock and Company Series C Preferred Stock are collectively referred to herein as the "Company Preferred Stock," and the Company Preferred Stock and
                  -----------------------
the Company Common Stock are collectively referred to herein as the "Company
                                                                     -------
Stock") as is set forth in Schedule 1.01 (such stockholders being referred to
-----
herein as the "Principal Stockholders");
               ----------------------

          WHEREAS, pursuant to the Merger, each outstanding share of the Company Stock and all outstanding options or other rights to acquire or receive shares of Company Stock shall be converted into the right to receive shares of Parent's authorized Common Stock, $.0001 par value per share ("Parent Common Stock"), at
                                                      -------------------
the rate determined in this Agreement;

          WHEREAS, as a condition and inducement to Parent's and Merger Sub's entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a voting agreement with each of the Principal Stockholders, dated the date hereof (a "Voting Agreement"), and substantially in the form attache
                    ----------------
hereto as Exhibit A;
          ---------

          WHEREAS, a portion of the Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions, all as set forth in this Agreement and the Escrow Agreement (as defined in Section 2.02(b))

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, John Scharber is entering into an Employment Agreement (as defined in Section 6.04(b)); and

          WHEREAS, certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound here by, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER
                                  ----------

     SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to
                  ----------
the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").
                                ---------------------

     SECTION 1.02 Effective Time; Closing. As promptly as practicable following
                  -----------------------
the satisfaction or, if permissible, waiver of the conditions set forth in
Article VII (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State
                            ---------------------
of the State of Delaware. The term "Effective Time" means the date and time of
                                     -------------
such filing (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the "Closing") will be held at the offices
                                           -------
of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson
                                                                   ---------
Dettmer"), 155 Constitution Drive, Menlo Park, California 94025
-------

(or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the "Closing Date."
                                          ------------

     SECTION 1.03  Effect of the Merger. At the Effective Time, the effect of
                   --------------------
the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     SECTION 1.04  Certificate of Incorporation; Bylaws. (a) At the Effective
                   ------------------------------------
Time, the Certificate of Incorporation of Merger Sub, attached hereto as Exhibit
                                                                         -------
B, shall be the Certificate of Incorporation of the Surviving Corporation until
-
thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation shall be
--------  -------
amended to read as follows: "The name of the corporation is Entera, Inc."

          (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

     SECTION 1.05  Directors and Officers. The directors of Merger Sub
                   ----------------------
immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE II

                MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES
                ----------------------------------------------

     SECTION 2.01  Merger Consideration.
                   --------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

               (i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(a)(ii) and any Dissenting Shares (as defined in Section 2.05)) shall be converted into the right to receive the Common Exchange Ratio (as defined in Section 2.01(b));

               (ii) each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

               (iii) each share of Common Stock, $.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation.

         (b) As used in this Agreement, the following terms have the following meanings:

               (i)      "Aggregate Merger Consideration" means 3,504,274 shares
                         ------------------------------
of Parent Common Stock (the "Parent Shares").
                             -------------

               (ii)     "Escrow Shares" means 350,427 Parent Shares.
                         -------------

               (iii)    "Common Exchange Ratio" means 0.107657 of a share of
                         ---------------------
Parent Common Stock; provided, however, that to the extent that the Company's
                     --------  -------
capitalization representation in Section 3.04 is incorrect or the Company breaches the covenant contained in Section 5.01(b), with such breach of the covenant resulting in additional securities of the Company being outstanding, the Common Exchange Ratio shall be appropriately adjusted as of the Closing to reflect such error or breach.

         (c) If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Merger Consideration, the Common Exchange Ratio and the Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

         (d) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested and/or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement, stock option exercise agreement or other agreement with the Company, then the Parent Shares issued in exchange for such shares of Company Common Stock will also be unvested and/or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such Parent Shares may accordingly be marked with appropriate legends.

    SECTION 2.02 Exchange of Certificates.
                 ------------------------

         (a)   Exchange Procedures. From and after the Effective Time, a bank or
               -------------------
trust company to be designated by Parent shall act as exchange agent (the "Exchange Agent") in effecting the exchange of the applicable Parent Shares for
 --------------
certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock ("Company Share Certificates") and that were
                                      --------------------------
converted into the right to receive the applicable Parent Shares pursuant to
Section 2.01. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Company Share Certificates a letter of transmittal (the "Letter of Transmittal") in a form approved by Parent and the
                  ---------------------
Company and instructions for use in surrendering such Company Share Certificates and receiving Parent Shares pursuant to Section 2.01. Promptly after the Effective Time, but in no event later than 5 business days following the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent the Parent Shares (and cash in lieu of fractional shares pursuant to Section 2.02(e)) less the Escrow Shares.

                  Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

                         (i)   Parent shall cause to be issued to the holder of
such Company Share Certificate in exchange therefor a separate stock certificate representing the Parent Shares to which such holder is entitled pursuant to
Section 2.01 (less the Escrow Shares attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.02(b)) and cash in lieu of fractional shares pursuant to Section 2.02(e); and

                         (ii)  the Company Share Certificates so surrendered
shall forthwith be cancelled.

                  In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Parent Shares may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered if the Company Share Certificate representing such shares of Company Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

                  Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL, the California Corporations Code ("California Law") and Section 2.05, be deemed at
                               --------------
any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Shares with respect to the shares of Company Stock formerly represented thereby to which such holder is entitled pursuant to
Section 2.01 and cash in lieu of any fractional shares pursuant to Section 2.02(e).

                  (b)    Escrow Fund. Prior to or simultaneously with the
                         -----------
Closing, the Stockholders' Representative and Parent shall enter into an escrow agreement (the "Escrow Agreement") with an escrow agent selected by Parent and
                ----------------
reasonably acceptable to the Stockholders' Representative (the "Escrow Agent"),
                                                                ------------
substantially in the form of Exhibit C hereto. Pursuant to the terms of the
                             ----------------
Escrow Agreement, at the Closing, Parent shall deposit one or more certificates representing, in the aggregate, the Escrow Shares to be deposited by each holder of Company Stock into an escrow account, which account is to be managed by the Escrow Agent (the "Escrow Account"). Any Escrow Shares in the Escrow Account are
                   --------------
referred to herein as the "Escrow Fund." In connection with such deposit of the
                           -----------
Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Company Stock will be deemed to have received and deposited with the Escrow Agent each stockholder's pro rata interest in the Escrow Fund as determined as of Closing by reference to such stockholder's ownership of shares of Company Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Fund), without any act of any stockholder of the Company. Distributions of any Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the stockholders of the Company (the "Company Stockholders") shall constitute
                                  ------- ------------
approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Shares in escrow and the appointment of the Stockholders' Representative. No Escrow Shares shall be contributed in respect of any Company Option or any other security exercisable or convertible into Company Stock. The percentage of Parent Shares contributed to the Escrow Fund with respect to each holder of Company Stock that are unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Surviving Corporation shall be proportional to the percentage of such holder's Company Stock that are unvested or subject to any right of repurchase, risk of forfeiture or other condition in favor of the Company; provided, however, that any payments due to Parent from the Escrow Fund
         --------  -------
shall first be satisfied by delivering to Parent, to the extent available, with respect to each holder of Company Stock, such Escrow Shares that are fully vested or otherwise not subject to any right of repurchase, risk of forfeiture or other restriction in favor of the Surviving Corporation.

               (c) Distributions with Respect to Unexchanged Parent Shares. No
                   -------------------------------------------------------
dividends or other distributions declared or made after the Effective Time with respect to Parent Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Parent Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.02.

               (d) No Further Rights in Company Stock. All Parent Shares issued
                   ----------------------------------
upon conversion of shares of Company Stock in accordance with the terms hereof (and any cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock.

               (e) No Fractional Shares. No certificates or scrip representing
                   --------------------
fractional Parent Shares shall be issued upon the surrender for exchange of Company Share Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) $117.

               (f) No Liability. Neither Parent nor the Surviving Corporation
                   ------------
shall be liable to any holder of shares of Company Stock for any such shares of Company Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

               (g) Withholding Rights. Each of the Surviving Corporation and
                   ------------------
Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this

Agreement to any holder of shares of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

               (h) Affiliates. Notwithstanding anything to the contrary
                   ----------
contained in this Agreement, no Parent Shares (or certificates therefor) shall be issued in exchange for any Company Stock Certificates to any person who, prior to the Effective Time, may be an "affiliate" (as that term is used in Rule 145 under the Securities Act of 1933, as amended (the "Securities Act")) of the Company until such person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 6.09.

               (i) Lost Certificates. If any Company Share Certificate shall
                   -----------------
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Company Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c) and cash in lieu of fractional shares pursuant to Section 2.02(e)) to which such person is entitled pursuant to the provisions of this Article II.

               (j) Return of Parent Shares. Promptly following the end of the
                   -----------------------
second full calendar month after the Effective Time, the Exchange Agent shall return to the Surviving Corporation all of the remaining Parent Shares and the Exchange Agent's duties shall terminate. Thereafter, upon the surrender of a Company Share Certificate to the Surviving Corporation and such other documents as may reasonably be required by the Surviving Corporation, and subject to applicable abandoned property, escheat and similar laws, the holder of such Company Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Shares (and dividends or other distributions pursuant to Section 2.02(c) and cash in lieu of fractional shares pursuant to Section 2.02(e)) without any interest thereon.

          SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock
                       --------------------
transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law (as defined in Section 3.06).

          SECTION 2.04 Company Stock Options. At the Effective Time, the Parent
                       ---------------------
shall assume (i) all options to purchase Common Stock issued by the Company pursuant to the Company Stock Plans (as defined in Section 3.04(b)) or otherwise, whether vested or unvested (each a "Company Option"), and (ii) the Company Stock Plans, with respect to outstanding

Company Options. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Parent Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such option multiplied by the Common Exchange Ratio (rounded down to the nearest whole number). The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Common Exchange Ratio (rounded up to the nearest whole cent). The term, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the Company Options so assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time. Continuous employment with the Company will be credited to the holder of a Company Option for purposes of determining the number of shares of Parent Common Stock subject to exercise after the Effective Time. Within 30 business days after the Effective Time, Parent will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option a document evidencing the foregoing assumption of such option by Parent. Promptly after the Effective Time, but in any event not later than 20 days after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate forms) that will register the shares of Parent Common Stock subject to assumed Company Options to the extent permitted by Federal securities laws and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          SECTION 2.05 Dissenting Shares.
                       -----------------

               (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Law, such rights as may be granted to such persons in Chapter 13 of the California
Law) (collectively, the "Dissenting Shares") shall not be converted into or
                         -----------------
represent the right to receive the applicable Parent Shares (or cash in lieu of fractional shares). Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Stock held by them in accordance with the DGCL (and, if Company is subject to Section 2115 of the California Law, such rights as may be granted to such persons in Chapter 13 of the California
Law), unless and until such stockholders fail to perfect or withdraw or otherwise lose their appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Law). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Stock under the DGCL (or, if applicable, Chapter 13 of the California Law) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Shares (or cash in lieu of fractional shares), without any interest thereon, upon surrender, in the manner provided in Section 2.02, including the provision of the Escrow Shares pursuant to Section 2.02(b), of their Company Share Certificates.

               (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL (or, if applicable, Chapter 13 of the California Law) and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL (or, if applicable Chapter 13 of the California
Law). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

                                  ARTICLE III
                                  -----------

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), which provides an exception to,
                ---------------------------
or otherwise qualifies in reasonable detail and with specific Section references, the representations or warranties of the Company herein, the Company hereby represents and warrants to Parent and Merger Sub that:

          SECTION 3.01 Organization and Qualification. The Company is a
                       ------------------------------
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing have not had, and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change in or effect on the business
 -------------------------------
of the Company that is, or could reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities or results of operations of the Company taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting the market for Internet streaming technology generally that does not disproportionately impact the Company, (ii) any changes in general economic conditions or (iii) the effect of the public announcement or pendency of the transactions contemplated by this Agreement on the customers, suppliers, advertisers, employees or revenues of the Company.

          SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has
                       ---------------------------------------
heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto, (b) the minute books containing all consents, actions and meetings of the stockholders of the Company and the Company's Board of Directors and any committees thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

          SECTION 3.03 Subsidiaries. The Company does not control, directly or
                       ------------
indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.

          SECTION 3.04 Capitalization.
                       --------------

               (a) The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 19,500,000 shares of Preferred Stock, of which 8,200,000 shares are designated as Company Series A Preferred Stock, 8,000,000 shares are designated as Company Series B Preferred Stock, and 3,300,000 shares are designated as Company Series C Preferred Stock. As of the date hereof, (i) 11,842,634 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock are held in the treasury of the Company and (iii) 1,343,274 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options. As of the date of this Agreement, (A) 8,173,232 shares of Company Series A Preferred Stock are issued and outstanding, (B) 7,920,409 shares of Company Series B Preferred Stock are issued and outstanding, and (C) 3,270,727 shares of Company Series C Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock are owned as set forth in Section 3.04(a) of the Company Disclosure Schedule. Section 3.04(a) of the Company Disclosure Schedule also provides an accurate and complete description of the terms of each repurchase option that is held by the Company and to which any of such shares is subject. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of vesting in favor of any stockholder of the Company; (ii) any additional benefits for any stockholder of the Company (other than as contemplated by this Agreement); or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any Company Stock, including, without limitation, the right to repurchase a stockholder's unvested shares on termination of such stockholder's employment.

               (b) The Company has reserved 221,668 shares of Company Common Stock for issuance under the Company's 1999 Equity Incentive Plan (the "1999
                                                                        ----
Equity Incentive Plan"), of which options to purchase 221,668 shares of Company
---------------------
Common Stock are outstanding
as of the date of this Agreement. The Company has reserved 7,265,928 shares of Company Common Stock for issuance under the Company's 2000 Equity Incentive Plan (the "2000 Equity Incentive Plan", and together with the 1999 Equity Incentive
      --------------------------
Plan, the "Company Stock Plans"), of which 2,088,594 shares of Company Common
           -------------------
Stock have been issued and are included in the number of issued and outstanding shares of Company Common Stock set forth in Section 3.04(a) above, and of which options to purchase 1,121,606 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the Company Stock Plan under which such option was granted,
(iii) the total number of shares of Company Common Stock with respect to which such Company Option is exercisable; (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule for such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vii) whether such Company Option has been designated an "incentive stock option" as defined in Section 422 of the Code. No Company Option will by its term require an adjustment in connection with the Merger (other than as contemplated by this Agreement). Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (i) any acceleration of vesting in favor of any optionee under any Company Option; (ii) any additional benefits for any optionee under any Company Option (other than as contemplated by this Agreement); or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Company prior to the Effective Time with respect to any Company Option assumed by Parent, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Parent of Company Options in accordance with Section 2.04 hereunder will not (i) give the optionees additional benefits that they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of any of the Company Stock Plans or any agreement entered into pursuant to such plans.

               (c) Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. There are no contractual obligations of the Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any other person. The holders of Company Options have been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights, if any, will terminate at or prior to the Effective Time.

               (d) All of the securities sold or issued by the Company have been sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or "blue sky" laws.

               (e) Except as set forth in Section 3.04(e) of the Company Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.

               (f) An updated Section 3.04 of the Company Disclosure Schedule reflecting changes permitted by this Agreement in the capitalization of Company between the date hereof and the Effective Time shall be delivered by the Company to Parent on the Closing Date.

          SECTION 3.05 Authority Relative to This Agreement. (a) The Company has
                       ------------------------------------
all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approvals of the Company Stockholders, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the Company Stockholders as described in Section
3.16 hereof and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

               (b) Without limiting the generality of the foregoing, the Board of Directors of the Company, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger and the other transactions contemplated hereby are fair and in the best interest of the Company and its stockholders, (ii) approved and adopted the Merger, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement and the Merger.

          SECTION 3.06 No Conflict; Required Filings and Consents. (a) The
                       ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in
Section 3.06(b) have been obtained and all filings and obligations described in
Section 3.06(b) have been made, conflict with or violate in any material respect any foreign or domestic law, franchise, permit, concession, license, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the
                                                         ---
Company or by which any property or asset of the Company is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation.

               (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any domestic or foreign governmental or regulatory authority, court, administrative agency or commission or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a "Governmental Entity"), except (i) for the pre-
                                 -------------------
merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR
                                                                        ---
Act"), (ii) for the filing and recordation of appropriate merger documents as
---
required by the DGCL, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

          SECTION 3.07 Permits; Compliance. (a) The Company is in possession of
                       -------------------
all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"). All Company Permits are in full force and effect and will
 ---------------
remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

               (b) The Company is not in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected, or (iii) any Company Permit.

          SECTION 3.08 Financial Statements. (a) True and complete copies of (i)
                       --------------------
the audited balance sheet of the Company as of December 31, 1999, and the related audited statements of operations, changes in stockholders' equity and changes in cash flows for the years ended December 31, 1998 and 1999, together with all related notes and schedules thereto (collectively referred to herein as the "Audited Financial Statements"), and (ii) the unaudited balance sheet of the
     ----------------------------
Company as of August 31, 2000 (the "Reference Balance Sheet"), and the related
                                    -----------------------
statement of operations for the eight months ended August 31, 2000 (collectively referred to herein as the "Interim Financial Statements"), are attached as
                           ----------------------------
Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements

(including, in each case, any notes thereto) were prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") applied on a
                                                ---------
consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S.
GAAP) and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and the statements of operations, changes in stockholders' equity and changes in cash flows of the Company for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to be material).

               (b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable ("Liabilities") of the Company, other than Liabilities (i)
               -----------
reflected or reserved against on the Reference Balance Sheet, (ii) in an aggregate amount not exceeding $50,000 incurred since the date of the Reference Balance Sheet in the ordinary course of the business, consistent with the past practice of the Company or (iii) not required to be reflected on the Reference Balance Sheet in accordance with U.S. GAAP. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, reserves are reflected on the Reference Balance Sheet and on the books of account and other financial records of the Company against all Liabilities of the Company in amounts that have been established on a basis consistent with the past practice of the Company and in accordance with U.S. GAAP. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company.

          SECTION 3.09 Absence of Certain Changes or Events. Since January 1,
                       ------------------------------------
2000, except as contemplated by or as disclosed in this Agreement or in the Company Disclosure Schedule, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Company Material Adverse Effect. Since the date of the Reference Balance Sheet, the Company has not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).

          SECTION 3.10 Absence of Litigation. There is no Legal Proceeding (as
                       ---------------------
defined below) pending or, to the knowledge of the Company, threatened against the Company, or any property or asset owned or used by the Company or any person whose liability the Company has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity which could reasonably be expected, if resolved adversely to the Company, to (i) materially impair the operations of the Company as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) result in losses to the Company in excess of $50,000, (iii) impair the ability of the Company to perform its obligations under this Agreement or (iv) prevent delay or make illegal the consummation of the transactions contemplated by this Agreement. To the Company's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding of the types described in (i) through (iv) of the preceding sentence. None of the Company, its officers or directors thereof in their capacity as such, or any property or assets of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental

Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. "Legal Proceeding" means a
                                                  ----------------
private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court, or tribunal, foreign or domestic.

          SECTION 3.11 Employee Benefit Plans; Labor Matters. (a) Schedule
                       -------------------------------------
3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase,
                   -----
restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, whether legally enforceable or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company, (ii) each employee benefit plan for which the Company could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company could incur liability under Section 4212(c) of ERISA, and (iv) any contracts, arrangements or understandings between the Company and any employee of the Company including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company (each, a "Plan" and collectively, the "Plans").
          ----                         -----

               (b) Each Plan is in writing and the Company has furnished Parent with a true and complete copy of each Plan (or a written summary where the Plan is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation,
(i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter for each such Plan, (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, and
(vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan. Except as disclosed on Schedule 3.11(a) of the Company Disclosure Schedule, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company is a party, with respect to which the Company has any obligation or which are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company. The Company has no express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement,
(y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

               (c) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single
                                             ------------------
employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). None of the Plans
 ----------------------
provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

               (d) None of the Plans provides for the payment of separation, severance, termination or similar-type benefits to any person or obligates the Company to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a "change in control", within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, (ii) materially increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Company Option, or (iv) affect in any material respects any Plan's current treatment under any Laws including any tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide retiree health to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee(s) or other person would be provided with retiree health, except to the extent required by statute.

               (e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA and the Code. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an "ERISA
                                                                     -----
Affiliate") is subject to any penalty or Tax with respect to any Plan under
---------
Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan (other than any stock option plan) can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to the Parent, Company or any of its ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act of 1998, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

               (f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan.

               (g) The Company has not incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

               (h) All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.

               (i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or in the Company's business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company after due inquiry, threatened between the Company and any of its employees, and the Company has not experienced any such controversy, strike, slowdown or work stoppage within the past three years; (iii) the Company has not breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company; (v) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification, collective bargaining and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Entity with respect to any persons currently or formerly employed by the Company; (viii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company; and
(x) there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission or any other Governmental Entity with respect to the Company.

          SECTION 3.12 Contracts. (a) Section 3.12(a) of the Company Disclosure
                       ---------
Schedule lists each of the following written or oral contracts and agreements of the Company (such contracts and agreements being "Material Contracts"):
                                                  ------------------

               (i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company with an aggregate value greater than $15,000;

               (ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company is a party or any other contract that compensates any person based on any sales by the Company;

               (iii)  all leases and subleases of real property;

               (iv) all leases for personal property with lease payments greater than $5,000 per year;

               (v) all contracts and agreements relating to indebtedness other than trade indebtedness of the Company, including any contracts and agreements in which the Company is a guarantor of indebtedness;

               (vi) all contracts and agreements with any Governmental Entity to which the Company is a party;

               (vii) all contracts and agreements that limit or purport to limit the ability of the Company to compete in any line of business or with any person or in any geographic area or during any period of time;

               (viii) all contracts containing confidentiality requirements (including all nondisclosure agreements);

               (ix) all contracts and agreements between or among the Company and any stockholder of the Company or any affiliate of such person;

               (x) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company;

               (xi) all contracts to manufacture for, supply to or distribute to any third party any products or components;

               (xii) all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of the Company, including, without limitation, any restricted stock agreements or escrow agreements;

               (xiii) all contracts providing for indemnification of any officer, director, employee or agent;

               (xiv) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type of any third party;

               (xv) all other contracts that have a term of more than 60 days and that may not be terminated by the Company, without penalty, within 30 days after the delivery of a termination notice by the Company;

               (xvi) any other material agreement of the Company that is terminable upon or prohibits a change of ownership or control of the Company; and

               (xvii) all other contracts and agreements, whether or not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $25,000.

          (b) Each Material Contract (i) is valid and binding on the Company and, to the knowledge of the Company, on the other parties thereto (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject in each case, as to enforceability, to the effect of general principles of equity), and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. The Company is not in material breach of, or material default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in material breach thereof or material default thereunder.

          (c) The Company has delivered or made available to Parent accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

          (d) Except as set forth in Section 3.12(a) of the Company Disclosure Schedule, to the Company's knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or breach of a Material Contract, (ii) give any entity the right to declare a default or exercise any material remedy under any Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Material Contract or
(iv) give any entity to the right to cancel, terminate or modify any Material Contract.

          SECTION 3.13 Environmental Matters. To the knowledge of the Company,
                       ---------------------
it (a) is in compliance in all material respects with all applicable Environmental Laws (as defined below), (b) holds all Environmental Permits (as defined below) material to the conduct of the Company's business and (c) is in compliance in all material respects with their respective Environmental Permits. The Company has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. The Company has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

          For purposes of this Agreement:

          "CERCLA" means the U.S. Comprehensive Environmental Response,
           ------
Compensation and Liability Act of 1980, as amended as of the date hereof.

          "Environmental Laws" means any Federal, state or local statute, law,
           ------------------
ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

          "Environmental Permits" means any permit, approval, identification
           ---------------------
number, license and other authorization required under any applicable Environmental Law.

          "Hazardous Materials" means (i) any petroleum, petroleum products, by-
           -------------------
products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

          SECTION 3.14 Intellectual Property.
                       ---------------------

               (a) The Company owns, is licensed for, or possesses sufficient rights with respect to all Intellectual Property (as defined below) that is used, exercised, or exploited ("Used") in, or that is necessary for, its
                                ----
business (including all development activities) as currently conducted ("Company
                                                                         -------
Intellectual Property," which term will also include all other Intellectual
---------------------
Property owned by or licensed to the Company now or in the past) without any conflict with or infringement or misappropriation of any rights or property of others ("Infringement"). The Company Intellectual Property that is owned by the
         ------------
Company is owned exclusively by the Company. No Company Intellectual Property was conceived or developed directly or indirectly with or pursuant to government funding or a government contract. "Intellectual Property" means (i) inventions
                                   ---------------------
(whether or not patentable); trade names, trade marks, service marks, logos and other designations ("Marks"); works of authorship; mask works;
                     -----
data; technology, know-how, trade secrets, ideas and information; designs; formulas; algorithms; processes; schematics; computer software (in source code and/or object code form); and all other intellectual and industrial property of any sort ("Inventions") and (ii) patent rights; Mark rights; copyrights; mask
           ----------
work rights; sui generis database rights; trade secret rights; moral rights; and all other intellectual and industrial property rights of any sort throughout the world, and all applications, registrations, issuances and the like with respect thereto ("IP Rights"). The Company is not Using any copyrightable subject matter
          ---------
within Company Intellectual Property created by an employee prior to the commencement of employment of such employee with the Company, or otherwise created outside of the scope of his or her employment. No individual consultant of the Company owns any copyrightable subject matter within Company Intellectual Property. The Company has not received any communication alleging or suggesting that or questioning whether the Company has been or may be engaged in, liable for or contributing to any Infringement, nor does the Company have any reason to expect that any such communication will be forthcoming.

               (b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company by third parties),
Section 3.14(b) of the Company Disclosure Schedule lists (by name, number, jurisdiction, owner and, where applicable, the name and address of each inventor) all patents and patent applications; all registered and unregistered Marks; all registered and, if material, unregistered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other IP Rights. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company. The Company is not aware of any material questions or challenges (or any specific basis therefor) with respect to the validity of any of the foregoing issued or registered IP Rights (or any part or claim thereof).

               (c) There is, to the knowledge of the Company, no unauthorized Use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including, without limitation, any employee or former employee of the Company.

               (d) The Company has taken all reasonable and appropriate steps to protect and preserve the confidentiality of all Company Intellectual Property with respect to which the Company has exclusivity and that is not otherwise disclosed in published patents or patent applications or registered copyrights ("Company Confidential Information"). All use by and disclosure to employees or
  --------------------------------
others of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and nonuse/restricted-use agreements. Except as set forth in Section 3.14(d) of the Company Disclosure Schedule, the Company has not disclosed or delivered to any third party, or permitted the disclosure or delivery to any escrow holder or other person, any part of any source code.

               (e) Each current and former employee and individual consultant of the Company who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property has executed and delivered (and to the knowledge of the Company is in compliance with) an enforceable agreement in substantially the form of the Company's standard Proprietary Information and Inventions Agreement (in the case of an employee) or the Company's standard Consulting Agreement (in the case of an individual consultant).

               (f) To the Company's knowledge, the Company is not Using, and it will not be necessary to Use, (i) any Inventions of any of its past or present employees or contractors (or people currently intended to be hired) made prior to or outside the scope of their employment by the Company or (ii) any confidential information or trade secrets of any former employer of any such person.

               (g) Section 3.14(g) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any person has been or may be assigned, authorized to Use, or given access to any Company Intellectual Property other than (A) distribution of standard object code product pursuant to the Company's standard end-user, object code, internal-use software license and support/maintenance agreements entered into in the ordinary course of the business, consistent with the past practice or (B) access provided under a standard nondisclosure/nonuse agreement; and (ii) all licenses, sublicenses and other agreements pursuant to which the Company has been or may be assigned or authorized to Use, or has or may have incurred any obligation in connection with, (A) any third party Intellectual Property that are incorporated in, are, or form a part of any current or proposed product, service or Intellectual Property offering of the Company or (B) any Company Intellectual Property.

               (h) Except for the agreements listed in Section 3.14(h) of the Company Disclosure Schedule and except for the indemnification provisions contained in standard user licenses arising in the ordinary course of business, the Company has not entered into any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of Infringement or warranting the lack thereof.

          SECTION 3.15 Taxes. (a) All Tax returns, statements, reports,
                       -----
declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Company (collectively, "Tax Returns" and individually, a "Tax
                                  -----------                       ---
Return"), have been or will be completed and filed when due (including any
------
extensions of such due date) and all amounts shown due on such Tax Returns on or before the Effective Time have been or will be paid on or before such date. The Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through August 31, 2000 and the Company has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods, other than Taxes incurred in the ordinary course of business following August 31, 2000, and (ii) properly accrues in accordance with U.S. GAAP all material liabilities for Taxes payable after August 31, 2000, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. No material Tax liability since August 31, 2000 has been incurred by the

Company other than in the ordinary course of business and adequate provision has been made by the Company for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

               (b) The Company has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 1999, in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened against or with respect to the Company in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to the Company, materially and adversely affect the liability of the Company for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company. The Company has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code. The Company is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sharing agreement or order of a foreign government and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any person on behalf of the Company has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by the Company. None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the assets of the Company directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of the Company is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has not made and will not make a deemed dividend election under Treas. Reg. (S).1.1502-32(f)(2) or a consent dividend election under
Section 565 of the Code. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. The Company has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. No Company Stockholder is other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and the Company has not engaged in a trade or business within any foreign country. Company has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to the Company's Taxes made during the fiscal years ending, December 31, 1998 and 1999 are reflected on the Company's Tax

Returns for such periods, copies of which have been provided or made available to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. The Company is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. The Company is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. There is no agreement, contract or arrangement to which the Company is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) which includes a party other than the Company nor does the Company owe any amount under any such agreement. The Company has previously provided or made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, and, as reasonably requested by Parent, prior to or following the date hereof, presently existing information statements and reports. The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Other than by reason of the Merger, the Company has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

               (c) For purposes of this Agreement, the following terms have the following meanings: "Tax" (and, with correlative meaning, "Taxes" and "Taxable")
                     ---                                   -----       -------
means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a "Tax Authority"), (ii) any liability for the
                              -------------
payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3.15, the term "Company" means the Company and any entity included in, or required under U.S. GAAP to be included in, any of the Audited Financial Statements or the Interim Financial Statements.

          SECTION 3.16 Vote Required. The only votes of the holders of any
                       -------------
classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the other transactions contemplated by this Agreement are the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as separate classes, in favor of the approval and adoption of this Agreement and the Merger. The shares of Company Stock subject to the Voting Agreements are sufficient to (a) secure the affirmative vote of the holders of at least a majority of the outstanding shares of the Company Common Stock and the Company Preferred Stock, voting as separate classes, in favor of the approval and adoption of this Agreement and the Merger, and (b) effect the conversion of all shares of Company Preferred Stock into shares of Company Common Stock on a one-for-one basis immediately prior to the Closing in accordance with the Company's Certificate of Incorporation.

          SECTION 3.17 Assets. Except as set forth in Section 3.17 of the
                       ------
Company Disclosure Schedule, the Company owns, leases or has the legal right to use all of the material properties and assets, including, without limitation, real property and personal property (other than contract rights which are covered by Section 3.12 hereof and Company Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or otherwise owned, leased or used by the Company (all such properties and assets being the "Assets"). Except as set forth in
                                           ------
Section 3.17 of the Company Disclosure Schedule, the Company has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all liens, pledges or encumbrances except for (x) any lien for current Taxes not yet due and payable, and (y) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the Assets subject thereto or materially impair the operations of the Company. The equipment of the Company used in the operations of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

          SECTION 3.18 Owned Real Property The Company does not own any real
                       -------------------
property.

          SECTION 3.19 Certain Interests. (a) Except as set forth in Section
                       -----------------
3.19 of the Company Disclosure Schedule, no holder of greater than 1% of the outstanding voting power of the Company or its affiliates or any officer or director of the Company and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

               (i) has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of the Company; provided, however, that the ownership of securities
                            --------  -------
representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" as long as the person owning such securities has no other connection or relationship with such competitor, supplier, agent, distributor or customer;

               (ii) owns, directly or indirectly, in whole or in part, or has any other interest, in any tangible or intangible property that the Company uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

                    (iii) has any claim or cause of action against the Company ; or
                    (iv)   has outstanding any indebtedness to the Company.

               (b) Except as set forth in Section 3.19 of the Company Disclosure Schedule, except for the payment of employee compensation in the ordinary course of business, the Company has no liability or any other obligation of any nature whatsoever to any stockholder of the Company or any affiliate thereof or to any officer or director of the Company or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

     SECTION 3.20   Insurance Policies. Section 3.20 of the Company Disclosure
                    ------------------
Schedule sets forth a true and complete list of all insurance policies held by the Company and any claims thereunder. True and complete copies of all such policies have been provided or made available by the Company to Parent. All premiums due to the date hereof on such policies have been paid. The Company has not failed to give any notice or present any claim under any such policy in a timely fashion. Such insurance to the date hereof has (i) been maintained in full force and effect and (ii) not been canceled or changed, except to extend the maturity dates thereof. Since December 31, 1999, the Company has not received any notice or other communication regarding any actual or possible (a) cancellation or termination of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

     SECTION 3.21   Brokers. Except for Credit Suisse First Boston Corporation
                    -------
("Advisor"), no broker, finder or investment banker is entitled to any
  -------
brokerage, finder's or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Advisor pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement. The Company Stockholders are responsible for any such fees paid or payable by the Company in excess of the Aggregate Fees (as defined in Section 6.08).

     SECTION 3.22   State Takeover Statutes. The Board of Directors of the
                    -----------------------
Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger and the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

     SECTION 3.23   Customers and Suppliers. Section 3.23 of the Company
                    -----------------------
Disclosure Schedule contains a complete list of all customers that individually accounted for more than 2% of the Company's gross revenues during the fiscal year ended December 31, 1999 and the two most recent fiscal quarters ended June 30, 2000 preceding the date hereof, and no material supplier of the Company has cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or, to the Company's knowledge, made any written threat to the Company to cancel, reduce the supply or otherwise terminate its relationship with the Company . The Company has not (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company.

     SECTION 3.24   Inventory. All inventory of the Company, whether or not
                    ---------
reflected on the Reference Balance Sheet, consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Reference Balance Sheet. All inventories not written-off have been priced at the lower of cost or market using the weighted average method. The quantities of each type of inventory, whether raw materials, work-in-process or finished goods, are not excessive in the present circumstances of the Company.

     SECTION 3.25 Accounts Receivable; Bank Accounts. All accounts receivable of
                  ----------------------------------
the Company reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company that have arisen since the date of Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet. Section 3.25 of the Company Disclosure Schedule describes each account maintained by or for the benefit of the Company at any bank or other financial institution.

     SECTION 3.26   Powers of Attorney. There are no outstanding powers of
                    ------------------
attorney executed on behalf of the Company.

     SECTION 3.27   Offers. The Company has suspended or terminated, and has the
                    ------
legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Company with parties other than Parent.

     SECTION 3.28   Warranties. No product or service manufactured, sold,
                    ----------
leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company, which are set forth in Section 3.28 of the Company Disclosure Schedule and (ii) manufacturers' warranties for which the Company has no liability. Section 3.28 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Audited Financial Statements and the Interim Financial Statements and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.

     SECTION 3.29   Books and Records. The minute books and other similar
                    -----------------
records of the Company each contain complete and accurate records of all actions taken at any meetings of the Company's stockholders, Board of Directors or any committee thereof, and of all written consents executed in lieu of the holder of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices.

     SECTION 3.30   Tax Matters. Neither the Company nor any of its affiliates
                    -----------
has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 3.31   No Misstatements. No representation or warranty made by the
                    ----------------
Company in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Company has disclosed to Parent all material information relating to the business of the Company or the transactions contemplated by this Agreement.

                                  ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
            -------------------------------------------------------

     Except as set forth in (i) the disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement (the "Parent Disclosure Schedule"), which provides an exception to or otherwise
 --------------------------
qualifies in reasonable detail with specific Section references, the representations or warranties of Parent and Merger Sub specifically referred to therein, or (ii) in the Parent SEC Documents (as defined in Section 4.05), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01   Organization and Qualification. (a) Parent is a corporation
                    ------------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing have not had, individually or in the aggregate, a Parent Material Adverse Effect.

          (b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

          (c) Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     SECTION 4.02   Authority Relative to This Agreement. Each of Parent and
                    ------------------------------------
Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity.

     SECTION 4.03   Capital Structure. As of the date hereof, the authorized
                    -----------------
capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, $.0001 par value per share (the "Parent Preferred Stock"). As of September 30, 2000, (i) 40,002,058 shares
      ----------------------
of Parent Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and (ii) 11,996,863 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding options to purchase Parent Common Stock. As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding. As of September 30, 2000, except for outstanding options referred to in clause (ii) of the second sentence of this Section 4.03, there are no outstanding options or warrants, or agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non-assessable, will not be subject to any preemptive or other statutory right of stockholders and, will be free of any lien or encumbrance other than any lien or encumbrance created by or imposed upon the holders thereof.

     SECTION 4.04   No Conflict; Required Filings and Consents. (a) The
                    ------------------------------------------
execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective charter documents or bylaws,
(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made, conflict with or violate in any material respect any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except, with respect to clause (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to have a Parent Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(i) for pre-merger notification requirements of the HSR Act, (ii) for the filing and recordation of appropriate merger documents as required by the DGCL, (iii) any filings as may be required under applicable Federal and state securities laws, including, without limitation, qualification pursuant to Section 25121 of the California General Corporation Law, (iv) the filing of a Notification of Listing of Additional Shares with The Nasdaq National Market, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

    SECTION 4.05 SEC Filings; Financial Statements. (a) All forms, reports,
                 ---------------------------------
registration statements, proxy statements, prospectuses and other documents filed by Parent with the Securities and Exchange Commission (the "SEC") since
                                                                  ---
November 18, 1999 through the date of this Agreement (collectively, the "Parent
                                                                         ------
SEC Documents") were prepared, and all forms, reports, registration statements,
-------------
proxy statements, prospectuses and other documents filed with the SEC after the date of this Agreement and prior to the Effective Time will be prepared, in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), as the case may be.
                                         ------------
None of the Parent SEC Documents contained, nor will any forms, reports, registration statements, proxy statements, prospectuses or other documents filed after the date of this Agreement and prior to the Effective Time contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has made all filings required to be made with the SEC and has filed all documents required to be filed as exhibits to the Parent SEC Documents.

                 (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Documents and in any form, report, registration statement, proxy statement, prospectus or document filed after the date of this Agreement and prior to the Effective Time was, or will be, as the case may be, prepared in accordance with U.S. GAAP accounting standards applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 6-K of the SEC) and each presented or will present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect). Since July 31, 2000, there has not been any Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any change in or effect on the
      ------------------------------
business of Parent and its subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, prospects or results of operations of Parent and its subsidiaries taken as a whole, except for any such changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting the market for Internet caching appliances generally that does not disproportionately impact Parent, (ii) any changes in general economic conditions, (iii) in and of itself, any change in the trading price of the Parent Common Stock, or (iv) in and of itself, a failure by Parent to meet the expectations or predictions of equity analysts for any period ending on or after the date of this Agreement and prior to the Closing Date.

     SECTION 4.06 Absence of Litigation. There is no Legal Proceeding pending
                  ---------------------
or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any property or asset owned or used by Parent or Merger Sub or any person whose liability Parent or Merger Sub has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity which could reasonably be expected, if resolved adversely to Parent or Merger Sub, to (i) have a Parent Material Adverse Effect, (ii) impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent's knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding of the types described in (i) through (iii).

     SECTION 4.07 Interim Operations of Merger Sub. Merger Sub was formed by
                  --------------------------------
Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

     SECTION 4.08 Valid Issuance of Parent Shares. The shares of Parent Common
                  -------------------------------
Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable, and issued in compliance with all applicable United States Federal and state securities laws.

     SECTION 4.09 Brokers. No broker, finder or investment banker is entitled to
                  -------
any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

     SECTION 4.10 Tax Matters. Neither Parent nor Merger Sub nor any of their
                  -----------
affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

     SECTION 4.11 No Misstatements. No representation or warranty made by Parent
                  ----------------
or Merger Sub in this Agreement, the Parent Disclosure Schedule or certificates delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub have disclosed to Company all material information relating to the business of Parent or Merger Sub or the transactions contemplated by this Agreement that would be required to be included in a registration statement of Parent filed on Form S-1 if such registration statement was required to be declared effective as of the date of this Agreement.

                                   ARTICLE V

                   CONDUCT OF BUSINESSES PENDING THE MERGER
                   ----------------------------------------

     SECTION 5.01 Conduct of Business by the Company Pending the Merger. During
                  -----------------------------------------------------
the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time. The Company shall promptly notify Parent of any event or occurrence not in the ordinary course of business of Company.

     By way of amplification and not limitation, except as contemplated by this Agreement or in Section 5.01 of the Company Disclosure Schedule, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

          (a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

          (c) sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets that are material, individually or in the aggregate, to its business except for the license, sale or encumbrance of the Company's products in the ordinary course of business, consistent with past practice;

          (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

          (e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;

          (g)  institute or settle any Legal Proceeding;

          (h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the 401(k) Plan;

          (i) authorize any capital expenditure in excess of $10,000 individually or $25,000 in the aggregate;

          (j) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business, consistent with past practice;

          (k)  waive or release any material right or claim;

          (l) increase the compensation payable or to become payable to its officers or employees, except for increases in accordance with past practice in salaries or wages of its employees who are not its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees (other than the Company Severance Plan (as defined in Section 10.02)), or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans, except as specifically required by the terms of such plans or any related agreement or any such agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule or pursuant to the Company Severance Plan;

          (n) take any action to cause, the accelerated vesting and exercisability of the Company Options;

          (o) extend any offers of employment to potential employees, consultants or independent contractors;

          (p) amend or terminate any Material Contract, except in the ordinary course of business, consistent with past practice;

          (q) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

          (r) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations;

          (s) enter into any contract or agreement material to the business, results of operations or financial condition of the Company;

          (t) take any action, other than reasonable and usual action in the ordinary course of business and consistent with past practice, with respect to accounting policies, principles or procedures;

          (u) make or change any material Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Company, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Company, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of the Company or Parent;

          (v) (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than a license of Company software to customers of the Company to whom the Company licenses such software in the ordinary course of business, (iii) develop, create or invent any Intellectual Property jointly with any third party other than pursuant to agreements existing at the date of this Agreement, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual

Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

          (w) make (or become obligated to make) any bonus payments to any of its officers or employees, other than the bonus payments identified on Section 5.01(w) of the Company Disclosure Schedule which the Company is obligated to make pursuant to agreements existing at the date of this Agreement;

          (x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

          (y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

          (z) take any action or fail to take any action where such action or failure to take action would reasonably be expected at the time of such action to cause there to be a Company Material Adverse Effect;

          (aa) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

          (bb) write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $30,000 in the aggregate; or

          (cc) take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (bb) above, or any action that would reasonably be expected to make any of Company's representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

     SECTION 5.02 Notification of Certain Matters. Parent shall give prompt
                  -------------------------------
notice to the Company, and the Company shall give prompt notice to Parent, of
(i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the
                                               --------  -------
delivery of any notice pursuant to this Section 5.02 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

     SECTION 6.01 California Permit; Company Stockholder Approval.
                  -----------------------------------------------

               (a) As promptly as practicable (and in any event within 20 days) after the execution of this Agreement, Parent shall prepare the necessary documents and Parent shall apply for a permit (a "California Permit") from the
                                                  -----------------
California Department of Corporations (after a hearing before such Department) pursuant to Section 25121 of the California Corporate Securities Law of 1968, as amended (the "Fairness Hearing Law") such that the issuance of the Parent Common
              --------------------
Stock in the Merger shall be exempt from registration under the Securities Act, by virtue of the exemption from the registration contained in Section 3(a)(10) thereof, and the Company shall prepare a related information statement or other disclosure document (the "Information Statement") to be distributed to the
                          ---------------------
Company Stockholders. The Company shall cooperate with, and provide information to, Parent in connection with Parent's application for the California Permit. The Company and Parent will respond to any comments from the California Commissioner of Corporations and use their reasonable best efforts to cause the California Permit to be granted as soon as reasonably practicable after such filing; provided, however, that Parent shall not be required to modify any of
        --------  -------
the terms of the Merger in order to cause the California Secretary of State to approve the fairness of such terms and conditions. The Company shall provide to Parent for inclusion in the Information Statement such information relating to the Company as may be required pursuant to the Fairness Hearing Law or by the California Department of Corporations. The Information Statement shall include the unanimous recommendation of the Board of Directors of the Company to the Company Stockholders to vote in favor of the Merger and the adoption of this Agreement. None of the information supplied by the Company to Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. None of the information supplied by Parent in connection with the California Permit application or any other document prepared to comply with Federal or state securities laws shall contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading.

               (b) In the event that the California Permit cannot be issued for any reason, then the parties hereto shall take commercially reasonable steps to permit the delivery of Parent Common Stock pursuant to the Merger to be accomplished by means of a registered offering under the Securities Act; provided however, that the parties hereto shall not be required to take such
-------- -------
steps, or to continue to take such steps if, at any time after it is determined that the California Permit cannot be issued, it is then reasonably unlikely that the Merger could be consummated by March 31, 2001.

               (c) The Company shall promptly, after the date of this Agreement and in accordance with applicable Law, the Company's Certificate of Incorporation and Bylaws and the Fairness Hearing Law, convene a meeting of its stockholders or solicit written consents to obtain their approval and adoption of this Agreement, the Merger, and the transactions contemplated by this Agreement. The Company shall ensure that the stockholders' meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the stockholders' meeting are solicited or, in the alternative, that written consents are solicited, in compliance with applicable Law, the Company's Certificate of Incorporation and Bylaws, and all other applicable legal requirements. The Company agrees to use it best efforts to take all action necessary or advisable to secure the necessary votes required by applicable Law, the Company's Certificate of Incorporation and Bylaws to effect the Merger.

          SECTION 6.02   Access to Information; Confidentiality.
                         --------------------------------------

               (a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to
               ---------------
the directors, officers, employees, agents, properties, offices and other facilities of the Company and to its the books and records and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company as Parent or its Representatives may reasonably request.

               (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement dated August 14, 2000, (the "Non-Disclosure
                                                                --------------
Agreement") between the Company and Parent.
---------

          SECTION 6.03   No Solicitation of Transactions.
                         -------------------------------

               (a) The Company will not, directly or indirectly, and will instruct its officers, directors, employees, agents, advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action. The Company will notify Parent immediately after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

               (b)  A "Competing Transaction" means any of the following
                       ---------------------
involving the Company (other than the Merger and the other transactions contemplated by this

Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of the Company; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of the Company; or (iv) any solicitation in opposition to approval by the stockholders of the Company of this Agreement and the Merger.

          SECTION 6.04   Employee Benefits Matters.
                         -------------------------

               (a) All Company employees shall continue on their existing benefit plans until such time as, in Parent's sole discretion, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates' employees in the United States. Parent shall provide the Company's employees with health, welfare and other employee benefits (it being understood that equity incentive plans are not considered employee benefits) that in the aggregate are substantially equivalent to those provided to Parent's employees in similar functions and positions. Pending such action, Parent shall maintain the effectiveness of the Company's benefit plans.

               (b) Simultaneously with the execution of this Agreement, Parent has entered into an employment agreement (the "Employment Agreement") with John
                                               --------------------
Scharber.

               (c) Prior to the Effective Time, the Company shall in good faith attempt to obtain the requisite stockholder approval under Section 280G(b)(5) of the Code of any payments or benefits that could be considered "excess parachute payments" within the meaning of Section 280G of the Code and shall require all "disqualified individuals" within the meaning of Section 280G of the Code to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Proposed Treasury Regulations promulgated thereunder.

               (d) The Company agrees to adopt resolutions to terminate its 401(k) plan (the "401(k) Plan") immediately prior to the Closing Date,
                  -----------
unless the Parent, in its sole and absolute discretion, agrees to sponsor and maintain such plan by providing the Company with written notice of such election before the Effective Time. Unless the Parent provides such notice to the Company, the Parent shall receive from the Company evidence that the Company's Board of Directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date.

               (e) The Company and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from the Company evidence that the plans, programs or arrangements of the Company and, as applicable, each ERISA Affiliate have been terminated pursuant to resolution of each such entity's Board of Directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

               (f) With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreements under the Company Stock Plans) between the Company and any current or former employee, director, consultant or founder effective as of the Effective Time, the Company shall assign to Parent (or to such other entity as Parent shall designate) any and all rights of repurchase under each such agreement, such assignment to be effective as of the Effective Time.

          SECTION 6.05   Further Action; Consents; Filings.
                         ---------------------------------

               (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement, (ii) obtain from any Governmental Entity all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, including those required under the HSR Act and
(iv) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

               (b) Each of Parent and Company shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

               (c) Notwithstanding anything to the contrary in Section 6.05(a) or (b), (i) neither Parent nor any of its subsidiaries shall be required to divest any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Parent Material Adverse Effect, and (ii) the Company shall not be required to divest any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Company Material Adverse Effect.

               (d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transaction contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the businesses or assets of Company.

          SECTION 6.06   Plan of Reorganization.
                         ----------------------

               (a) This Agreement is intended to constitute a "plan of reorganization" within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Parent nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.

               (b) As of the date hereof, the Company does not know of any reason why it would not be able to deliver to Fenwick & West LLP (counsel to the Company) or Gunderson Dettmer (counsel to Parent), at the date of the legal opinions referred to below, certificates substantially in compliance with Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and the Company hereby agrees to deliver such certificates effective as of the date of such opinions. As of the date hereof, Parent and Merger Sub does not know of any reason why it would not be able to deliver Fenwick & West LLP or Gunderson Dettmer, at the date of the legal opinions referred to below, certificates substantially in compliance with Internal Revenue Service published advance ruling guidelines, with customary exceptions and modifications thereto, to enable such firms to deliver the legal opinions contemplated by Sections 7.02(d) and 7.03(c), and Parent hereby agrees to deliver such certificates effective as of the date of such opinions.

          SECTION 6.07   No Public Announcement. The initial press release
                         ----------------------
relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law, the Company shall not issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior written consent of Parent.

          SECTION 6.08   Expenses. All costs, fees and expenses incurred in
                         --------
connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) shall be paid by the party incurring such expenses; provided, however, that if the Merger is consummated,
                         --------  -------
all such costs, fees and expenses of the Company, which shall not exceed in the aggregate $6.2 million (the "Aggregate Fees"), shall be paid by Parent; provided
                             --------------                             --------
further, that Parent agrees to a reasonable increase in the Aggregate Fees in
-------
the event that the

Parent Shares are to be registered on a Form S-4. Any costs, fees and expenses incurred by the Company in excess of the Aggregate Fees will be paid by the Company Stockholders.

          SECTION 6.09 Affiliate Agreements. The Company shall cause each person
                       --------------------
that could reasonably be deemed to be an "affiliate" of the Company for purposes of the Securities Act to execute and deliver to Parent, as promptly as practicable after the execution of this Agreement, an Affiliate Agreement in the form attached hereto as Exhibit D.
                        ---------

          SECTION 6.10 Indemnification of Officers and Directors. (a) For six
                       -----------------------------------------
years from and after the Closing Date, Parent agrees to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of the Company (the "Indemnified Parties") to the same extent such
                               -------------------
persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Certificate of Incorporation or Bylaws, employment agreements or indemnification agreements identified on the Company Disclosure Schedule or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. This indemnification shall not apply to any claim by an Indemnified Party pursuant to the terms of this Agreement or any other agreement contemplated by this Agreement.

               (b) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

          SECTION 6.11 Nasdaq National Market Listing. If required, Parent shall
                       ------------------------------
promptly prepare and submit to The Nasdaq National Market a listing application covering the Parent Shares to be issued in the Merger and pursuant to the Company Options, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Shares, subject to official notice to The Nasdaq National Market of issuance, and the Company shall cooperate with Parent with respect to such listing.

          SECTION 6.12 Conversion Schedule. Attached as Schedule 6.12 is a
                       -------------------
schedule prepared by the Company (the "Preliminary Conversion Schedule") showing
                                       -------------------------------
the number of shares of Parent Common Stock to be issued to each holder of Company Stock and each holder of rights to acquire capital stock of the Company, including the number of Parent Shares to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the execution of this Agreement. The Company shall prepare a final schedule as of the Effective Time (the "Final Conversion Schedule"), and an officer of the Company shall
           -------------------------
execute the Final Conversion Schedule and deliver such schedule to Parent at Closing.

                                  ARTICLE VII

                           CONDITIONS TO THE MERGER
                           ------------------------

          SECTION 7.01 Conditions to the Obligations of Each Party. The
                       -------------------------------------------
obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:

               (a)  Stockholder Approval. This Agreement shall have been
                    --------------------
approved and adopted by the requisite affirmative vote of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation and Bylaws;

               (b)  No Order. No Governmental Entity or court of competent
                    --------
jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an "Order") that is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger;

               (c)  HSR Act. Any waiting period (and any extension thereof)
                    -------
applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (d)  Government Consents. Each party shall have received all
                    -------------------
required authorizations, consents, Orders and approvals of all Governmental Entities and officials, if any;

               (e)  No Restraints. There shall not be pending or threatened any
                    -------------
suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or the Company any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company of any portion of their respective businesses or assets; and

               (f)  Compliance With Section 3(a)(10) of the Securities Act.
                    ------------------------------------------------------
Either (i) the California Department of Corporations shall have issued an approval under the Fairness Hearing Law (following a hearing upon the fairness of the terms and conditions of the Merger, conducted pursuant to the Fairness Hearing Law) for the issuance of the Parent Shares to be issued in the Merger, and all applicable requirements of Section 3(a)(10) of the Securities Act shall have been satisfied or (ii) an appropriate registration statement relating to the issuance of Parent Shares hereunder shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

          SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub.
                       ------------------------------------------------------
The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

               (a)  Representations and Warranties. Each of the representations
                    ------------------------------
and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties of the Company contained in this Agreement that are not qualified as to materiality or Company Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent shall have received a certificate of the Chief Executive Officer of the Company to such effect;

          (b)  Covenants. The Company shall have performed or complied in all
               ---------
material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect;

          (c)  Approvals.  Parent shall have received, each in form and
               ---------
substance reasonably satisfactory to Parent, the third party consents set forth on Section 7.02(c) of the Company Disclosure Schedule;

          (d)  Opinion of Parent's Counsel. Parent shall have received the
               ---------------------------
opinion of Gunderson Dettmer, counsel to Parent, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger should be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Gunderson Dettmer of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if Parent's counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Parent if Fenwick & West LLP, counsel to the Company, renders such opinion on behalf of Parent;

          (e)  Dissenting Stockholders. Dissenting Shares shall comprise not
               -----------------------
more than 2% of the Company Stock outstanding immediately prior to the Effective Time;

          (f)  Employment Agreement. Mr. John Scharber shall be employed by the
               --------------------
Company and the Employment Agreement entered into by him shall remain in full force and effect at the Effective Time;

          (g)  Affiliate Agreements. Each of the affiliates of the Company shall
               ---------------------
have executed and delivered to Parent an Affiliate Agreement and such agreement shall remain in full force and effect;

          (h)  Escrow Agreement. The Parent and the Stockholders' Representative
               ----------------
shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect at the Effective Time;

          (i)  Termination of Employee Plans. The Company shall have provided
               -----------------------------
Parent with evidence, reasonably satisfactory to Parent, as to the termination of the Plans other than the Company Stock Plans and the Company Severance Plan;

          (j)  Opinion of Company's Counsel. Parent shall have received the
               ----------------------------
opinion of Fenwick & West LLP, counsel to the Company, or another counsel reasonably satisfactory to Parent, substantially in the form attached hereto as Exhibit E;
---------

          (k)  Secretary's Certificate. Parent shall have received a certificate
               -----------------------
executed by the Secretary of the Company attaching and certifying as to the Company's current Certificate of Incorporation and Bylaws and the resolutions of the Company's Board of Directors and stockholders approving and adopting this Agreement and the transactions relating hereto;

          (l)  FIRPTA Compliance. The Company shall, prior to the Closing Date,
               -----------------
provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory
              ------
to Parent, which states that shares of capital stock of the Company do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;

          (m)  Employees. 80% of the individuals set forth on Schedule 7.02(m)
               ---------
shall be employed in good standing by the Company;

          (n)  Board and Officer Resignations. The Company shall have received
               ------------------------------
written letters of resignation from each of the current members of the Board of Directors and officers of the Company, in each case effective at the Effective Time;

          (o)  Conversion of Company Preferred Stock. Each issued and
               -------------------------------------
outstanding share of Company Preferred Stock shall have been converted on a one-for-one basis into shares of Company Common Stock in accordance with the Company's Certificate of Incorporation, and each holder thereof shall have waived prior notice of the consummation of the Merger;

          (p)  Termination of the Company's Agreements. Parent shall have been
               ---------------------------------------
furnished evidence reasonably satisfactory to it that (i) all co-sale, voting, registration, first refusal, preemptive, board observation or information rights granted by the Company to its stockholders and in effect prior to the Closing shall have terminated as of the Closing and (ii) all of the agreements listed on
Schedule 7.02(p) shall have been terminated prior to the Closing; and

          (q)  Termination of 401(k) Plan. The Company shall have terminated the
               --------------------------
401(k) Plan effective at least one day prior to the Closing Date and no further contributions shall have been made to the 401(k) Plan. The Company shall have provided to Parent (i) executed resolutions of the Board of Directors of the Company authorizing the termination and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained at the time of termination.

          SECTION 7.03 Conditions to the Obligations of the Company. The
                       --------------------------------------------
obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

               (a)  Representations and Warranties. Each of the representations
                    ------------------------------
and warranties of Parent and Merger Sub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties of Parent and Merger Sub contained in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time, as though made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent to such effect;

               (b)  Performance of Covenants. Each of Parent and Merger Sub
                    ------------------------
shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect;

               (c)  Opinion of Company's Counsel. The Company shall have
                    ----------------------------
received the opinion of Fenwick & West LLP, counsel to the Company, based upon representations of Parent, Merger Sub and the Company and normal assumptions, to the effect that the Merger should be treated for Federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on receipt by Fenwick & West LLP of representation letters from each of Parent, Merger Sub and the Company as contemplated in Section 6.06 of this Agreement. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect as of the Effective Time. Notwithstanding the foregoing, if the Company's counsel does not render such opinion, this condition shall nevertheless be deemed satisfied with respect to Company if Gunderson Dettmer, counsel to the Parent, renders such opinion on behalf of the Company;

               (d)  Opinion of Parent's Counsel. The Company shall have received
                    ---------------------------
the opinion of Gunderson Dettmer, counsel to Parent, or another counsel reasonably satisfactory to the Company, substantially in the form attached hereto as Exhibit F; and
          ---------

               (e)  Listing. If required, the Parent Shares to be issued in the
                    -------
Merger shall have been approved for listing (subject to notice of issuance) on The Nasdaq National Market.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          SECTION 8.01 Termination. This Agreement may be terminated and the
                       -----------
Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

               (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

               (b) by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2001; provided, however, that the right
                                               --------  -------
to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before March 31, 2001;

               (c) by either Parent or the Company, upon the issuance of any Order that is final and nonappealable which would (i) prevent the consummation of the Merger or (ii) (A) prohibit Parent's or the Company's ownership or operation of any portion of the business of the Company or (B) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

               (d) by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) would not be satisfied ("Terminating Company Breach"); provided,
                                     --------------------------    --------
however, that, if such Terminating Company Breach is curable by the Company
-------
through the exercise of its best efforts and for so long as the Company continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured); or

               (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) would not be satisfied ("Terminating Parent
                                                      ------------------
Breach"); provided, however, that, if such Terminating Parent Breach is curable
------    --------  -------
by Parent and Merger Sub through the exercise of their respective best efforts and for so long as Parent and Merger Sub continue to exercise such best efforts, the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured).

          SECTION 8.02 Effect of Termination. In the event of termination of
                       ---------------------
this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i)
                                              --------  -------
Sections 6.02(b) and 6.08 and Articles VIII and IX shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          SECTION 8.03 Amendment. This Agreement may be amended by the parties
                       ---------
hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 8.04 Waiver. At any time prior to the Effective Time, any
                       ------
party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE IX

                                INDEMNIFICATION
                                ---------------

          SECTION 9.01 Survival of Representations and Warranties. The
                       ------------------------------------------
representations and warranties of the Company contained in this Agreement and of the Company Stockholders in the Voting Agreements shall survive the Effective Time for a period of 12 months (the "Escrow Period"), whereupon such
                                     -------------
representations and warranties will expire. The representations and warranties of Parent contained in this Agreement shall survive the Effective Time for a period of 12 months, whereupon such representations and warranties will expire. Neither the period of survival nor the liability of a party hereto with respect to such party's representations and warranties shall be reduced by any investigation made at any time (whether before or after the Effective Time) by or on behalf of another party hereto or by any actual, implied or constructive knowledge or notice of any facts or circumstances that any party may have as a result of any such investigation or otherwise. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

          SECTION 9.02 Indemnification by the Company Stockholders. (a) After
                       -------------------------------------------
the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the "Parent Indemnified Parties") shall be
                                           --------------------------
indemnified and held harmless by the Company Stockholders, jointly and severally, for any and all liabilities, losses, damages of any kind, diminution in value, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys', consultants' and experts' fees and expenses and other costs of defending, investigating or settling claims) suffered or incurred by them (including, without limitation, in connection with any action brought or otherwise initiated by any of them), reduced by any recovery by Parent actually received under insurance policies (such reduction to be net of any out-of-pocket expenses, increases in premiums or any deductible incurred in obtaining such reduction) (hereinafter, a "Loss"),
                                                                         ----
arising out of or resulting from:

               (i) the breach of any representation or warranty (in each case, solely for purposes of determining the amount of the Loss resulting from such breach, and not for determining the existence of a breach, without giving any effect as to materiality qualifications contained therein) made by the Company in this Agreement or any Company Stockholder in the Voting Agreements;

               (ii) the breach of any covenant or agreement made by the Company in this Agreement or any Company Stockholder in the Voting Agreements; or

               (iii) all costs, fees or expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby in excess of the Aggregate Fees.

          (b) Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud or willful misconduct:

               (i) in seeking indemnification for Losses under this Article IX, the Parent Indemnified Parties shall exercise their remedies solely and exclusively with respect to the Escrow Shares in the Escrow Fund; provided,
                                                                  --------
however, that no such claim for Losses will be asserted after the expiration of
-------
the Escrow Period;

               (ii) (A) no Company Stockholder shall have any liability to a Parent Indemnified Party under this Agreement or the Voting Agreements except to the extent of the Escrow Shares attributable to such Company Stockholder and (B) the remedies set forth in this Article IX shall be the exclusive remedies of Parent and the other Parent Indemnified Parties hereunder against any Company Stockholder; and

               (iii) no indemnification payment by the Company Stockholders with respect to any indemnifiable Loss otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $400,000, after which time the Company Stockholders shall be liable in full for all indemnifiable Losses (including the first $400,000); provided, however, that the limitations set forth above in this clause (iii)
--------  -------
shall not be operative with respect to Losses arising from breaches of any of the representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.06, 3.13, 3.15, 3.16 and 3.20.

          (c) The parties agree that any payment required to be made by Parent to compensate the Company Stockholders for any Loss incurred by such Company Stockholder as a result of a breach by Parent or Merger Sub of any of its representations and warranties in this Agreement shall be paid in cash; provided, however, that in no event shall cash be paid to the extent that such
--------  -------
payment or portion of such payment, when aggregated with any other payments made for Losses pursuant to this Article IX and other non-stock consideration paid to the Company Stockholders (including, without limitation, cash paid for fractional shares and

Dissenting Shares, if any) would equal or exceed an amount such that the Parent Common Stock would constitute less than eighty percent (80%) of total Merger consideration (including payments for Losses pursuant to this Article IX). Any such excess shall be paid in shares of Parent Common Stock, which shall be valued by dividing the dollar amount of the Loss by the average closing price per share of Parent Common Stock on The Nasdaq National Market for the thirty consecutive trading days immediately preceding the date of the determination by a court or arbitrator having competent jurisdiction over the matters relating to the claim (or the date of the written instructions or deemed acknowledgment of the claim by Parent, as the case may be, if no such determination is obtained) as to the amount of any claim for indemnification.

          SECTION 9.03 Indemnification Procedures. (a) For purposes of this
                       --------------------------
Section 9.03, a party against which indemnification may be sought is referred to as the "Indemnifying Party" and the party which may be entitled to
        ------------------
indemnification is referred to as the "Indemnified Party."
                                       -----------------

               (b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from claims of any third party that are subject to the indemnification provided for in this Article IX ("Third Party Claims") shall be governed by and contingent upon the following
  ------------------
additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give all Indemnifying Parties notice of such Third Party Claim within 30 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide
                                  --------  -------
such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

               (c) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, and (i) Parent has reasonably determined that Losses that may be incurred as a result of the Third Party Claim do not exceed individually, or when aggregated with all other Losses subject to indemnification under Section 9.02, the maximum aggregate amount of indemnifiable Losses set forth in such sections, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable remedy, and (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice adverse to the continuing business interests of Parent or to increase the Tax liability of Parent or the Company, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to Parent) if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that, if there exists
                                        --------  -------
or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party, in its reasonable discretion, for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably requested by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably requested by the Indemnified Party. No such Third Party Claim may be settled by any party conducting the defense against such claim without the prior written consent of the other party unless the other party and its affiliates are released in full in connection with such settlement and no admission of liability is involved; provided, however, if the Company Stockholders are not entitled to assume the defense against such Third Party Claim pursuant to this paragraph, the Parent Indemnified Party shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and the Parent need not consult with, or obtain any consent from, the Company Stockholders or the Stockholders' Representative in connection therewith).

          SECTION 9.04 Stockholders' Representative. John Scharber (such person
                       ----------------------------
and any successor or successors being the "Stockholders' Representative") shall
                                           ----------------------------
act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Stockholders' Representative under this Agreement or the Escrow Agreement, with respect to any claims (including the settlement thereof) for indemnification from the Escrow Fund made by Parent pursuant to this Article IX and with respect to any actions to be taken by the Stockholders' Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to: authorize delivery to Parent of Escrow Shares in satisfaction of claims by Parent; agree to, negotiate, enter into settlements and compromises, demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims; and take all actions necessary in the judgment of the Stockholders' Representative for the accomplishment of the foregoing). The Company Stockholders shall be bound by all actions taken by the Stockholders' Representative in its capacity thereof, except for any action that conflicts with the limitations set forth in Section 9.02(b)(ii) or (iii) or the final sentence of this Section 9.04. The Stockholders' Representative shall promptly, and in any event within five business days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Stockholders' Representative pursuant to the authority delegated to the Stockholders' Representative under this Section 9.04. The Stockholders' Representative shall at all times act in his or her capacity as Stockholders' Representative in a manner that the Stockholders' Representative believes to be in the best interest of the Company Stockholders. Neither the Stockholders' Representative nor any of its directors, officers, agents or employees shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken, under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders' Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholders' Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders' Representative shall not exercise any discretion or take any action. Each Company Stockholder severally shall indemnify and hold harmless and reimburse the Stockholders' Representative from and against such Company Stockholder's ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders' Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders' Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders' Representative's gross negligence, bad faith or willful misconduct. In all matters relating to claims for indemnification from the Escrow Fund under this
Article IX, the Stockholders' Representative shall be the only party entitled to assert the rights of the Company Stockholders, and the Stockholders' Representative shall perform all of the obligations of the Company Stockholders hereunder. Parent shall be entitled to rely on all statements, representations and decisions of the Stockholders' Representative with respect to such claims.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

          SECTION 10.01 Notices. All notices, requests, claims, demands and
                        -------
other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

               (a)  if to Parent or Merger Sub:

                    CacheFlow, Inc.
                    650 Almanor Ave.
                    Sunnyvale, CA  94086
                    Facsimile No.:  (408) 220-2250
                    Attention:  Susan Hovatter Thornton, General Counsel


               with a copy to:

                    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
                     LLP
                    155 Constitution Drive

                    Menlo Park, California  94025
                    Facsimile No.:  (650) 321-2800
                    Attention:  Christopher D. Dillon and Daniel E. O'Connor

               (b)  if to the Company:

                    Entera, Inc.
                    40971 Encyclopedia Circle
                    Fremont, CA  94358
                    Facsimile No.:  (510) 249-9180
                    Attention:  Douglas M. Robertson

               with a copy to:

                    Fenwick & West LLP
                    Two Palo Alto Square
                    Palo Alto, CA 94306
                    Facsimile No.:  (650) 494-1417
                    Attention:  Richard L. Dickson

          SECTION 10.02 Certain Definitions. As used in this Agreement, the
                        -------------------
following terms shall have the following meanings:

                    (i)   "affiliate" of a specified person means a person who
                           ---------
directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

                    (ii)  "beneficial owner" with respect to any shares means a
                           ----------------
person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

                    (iii) "business day" means any day on which banks are not
                           ------------
required or authorized to close in Menlo Park, California.

                    (iv)  "Company Severance Plan" means the Severance Plan
                           ----------------------
adopted by the Board of Directors of the Company at a meeting held on October 9, 2000, the terms of which are set forth in the minutes of such meeting.

                    (v)   "control" (including the terms "controlled by" and
                           -------
"under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

                    (vi)   "knowledge of the Company" or "the Company's
                            ------------------------      -------------
knowledge" means the knowledge of the directors and officers of the Company and
---------
such knowledge that would be imputed to such persons upon due investigation.

                    (vii)  "person" means an individual, corporation,
                            ------
partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

                    (viii) "subsidiary" or "subsidiaries" of any person means
                            ----------      ------------
any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          SECTION 10.03 Severability. If any term or other provision of this
                        ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

          SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this
                        -----------------------------------
Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          SECTION 10.05 Incorporation of Exhibits. The Company Disclosure
                        -------------------------
Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          SECTION 10.06 Specific Performance. The parties hereto agree that
                        --------------------
irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

          SECTION 10.07 Governing Law; Forum. This Agreement shall be governed
                        --------------------
by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Santa Clara County, California, or the United States District Court for the Northern District of California and (b) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.

          SECTION 10.08 Time of the Essence. For purposes of this Agreement and
                        -------------------
the transactions contemplated by this Agreement, time is of the essence.

          SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby
                        --------------------
irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of or related to this Agreement of the transactions contemplated hereby.

          SECTION 10.10 Construction. (a) For purposes of this Agreement,
                        ------------
whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

               (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

               (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

               (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

          SECTION 10.11 Further Assurances. Each party hereto shall execute and
                        ------------------
cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

          SECTION 10.12 Headings. The descriptive headings contained in this
                        --------
Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 10.13 Counterparts. This Agreement may be executed and
                        ------------
delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          SECTION 10.14 Entire Agreement. This Agreement (including the
                        ----------------
Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

                           [Signature page follows]

          IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders' Representative (solely for purposes of Section 9.04) has executed or has caused this Agreement to be executed by its respective officers thereunto duly authorized as of the date first written above.

                                    CACHEFLOW, INC.

                                    By:
                                         _______________________________________
                                         Brian M. NeSmith
                                         President, Chief Executive Officer and
                                         Director



                                    DIAMOND MERGER CORP.

                                    By:  _______________________________________
                                         Michael J. Johnson
                                         Chief Financial Officer, Treasurer and
                                         Secretary



                                    ENTERA, INC.

                                    By:  _______________________________________
                                         Steven M. West
                                         President and Chief Executive Officer


                                    STOCKHOLDERS' REPRESENTATIVE
                                    (solely for purposes of Section 9.04)


                                    By:  _______________________________________
                                         John Scharber

                                   EXHIBIT A

                           Form of Voting Agreement

                                   EXHIBIT B

         Form of Certificate of Incorporation of Surviving Corporation

                                   EXHIBIT C

                           Form of Escrow Agreement

                                   EXHIBIT D

                      Form of Company Affiliate Agreement

                                   EXHIBIT E

                     Form of Company Counsel Legal Opinion

                                   EXHIBIT F

                     Form of Parent Counsel Legal Opinion